Exhibit 10.1

THOMAS J. CASEY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Term	1

Position and Duties	2

Place of Performance	3

Compensation and Benefits; Equity Awards	3

(a) Base Salary	3

(b) Annual Bonus	4

(c) Sign-On Equity Award	4

(d) Initial Equity Award	5

(e) Annual Equity Awards	5

(f) Vacation; Benefits	6

(g) Legal Fees	6

Expenses	7

Confidentiality, Non-Disclosure and Non-Competition Agreement	7

(a) Non-Disclosure	7

(b) Materials	8

(c) No Solicitation or Hiring of Employees	8

(d) Non-Competition	9

(e) Conflicting Obligations and Rights	10

(f) Enforcement	11

Mutual Non-Disparagement	11

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(continued)

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EXHIBIT A Mutual Release	A-1

EXHIBIT B Excess Parachute Payment Provisions	B-1

EXHIBIT C Initital Equity Award	.C-1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of this 14th day of August, 2014 (the “Effective Date”), by and among Tronox LLC, a Delaware limited liability company (the “Company”), Tronox Limited, an Australian corporation (the “Parent”), and Thomas J. Casey, an individual (the “Executive”).

WHEREAS, the Company and the Executive presently are parties to an employment agreement dated as of April 19, 2012 (including the First Amendment thereto dated February 22, 2013, the “Prior Agreement”) covering a term of employment that commenced October 5, 2011 and the Company and the Executive desire to continue the provisions of the Prior Agreement as provided herein;

WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement and have the Parent join, and the Parent desires to join, as a party to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Prior Agreement is hereby amended and restated to read in its entirety as set forth below, as of the Effective Date. The terms of the Prior Agreement as in effect prior to the Effective Date shall remain in effect with respect to all portions of the Employment Period (as defined in Section 1 below) preceding the Effective Date.

1. Term. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term of six (6) years commencing as of October 5, 2011 (the “Original Effective Date”) and ending October 4, 2017 (the “Term”).

The Term shall automatically renew for consecutive one-year terms unless either party notifies the other in writing at least 90 days prior to its then scheduled expiration date that the Term is not to renew. Anything herein to the contrary notwithstanding, for the period prior to the Effective Date the terms of the Prior Agreement shall apply unless otherwise required by the terms of this Agreement. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 8 hereof, subject to Section 9 hereof. Terms used herein with initial capitalization not otherwise defined are defined in Section 24. The period of time between the Original Effective Date and the termination of the Executive’s employment hereunder shall be referred to as the “Employment Period.”

2. Position and Duties. During the Employment Period, the Executive shall serve as Chairman of the Board of Directors and Chief Executive Officer of each of the Company and Tronox Limited, and in the event of any corporate transaction or reorganization, he shall serve as the Chairman of the Board of Directors and Chief Executive Officer of any successor to either such Company including any successor to substantially all of the assets or businesses of either Company in accordance with Section 14 of this Agreement. In such capacity, the Executive shall have the duties, responsibilities and authorities customarily associated with the positions of Chairman and Chief Executive Officer, respectively, in companies the size and nature of the Company and Tronox Limited, respectively. The Executive shall devote the Executive’s reasonable best efforts and substantially all of the Executive’s business time to the performance of the Executive’s duties hereunder and the advancement of the business and affairs of the Company and shall be subject to, and shall comply in all material respects with, the policies of the Company and the Company Affiliates applicable to the Executive, to the extent such policies have been furnished to him in writing; provided that the Executive shall be entitled (i) to serve as a member of the board of directors of a reasonable number of other companies, subject to the advance approval of the Board of Directors of the Company (the “Board”), which approval shall not be unreasonably withheld, (ii) to serve on civic, charitable, educational, religious, public interest or public service boards, and (iii) to manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere, as determined by the Board in good faith, with the performance of the Executive’s duties and responsibilities hereunder.

3. Place of Performance. During the Employment Period, the Executive shall be based primarily at the Company’s principal executive offices; provided that the Executive understands and agrees that the Executive may be required to travel from time to time for business purposes.

4. Compensation and Benefits; Equity Awards.

(a) Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary (the “Base Salary”) at the rate of no less than $1,000,000 per calendar year, less applicable deductions. The Base Salary shall be reviewed for increase (but not decrease) by the Human Resources and Compensation Committee of the Board of Directors of the Parent (the “Committee”) no less frequently than annually and shall be increased in the discretion of the Committee after discussion with the independent members of the Parent’s Board of Directors and any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures.

(b) Annual Bonus. During the Employment Period, the Executive shall be paid an annual cash performance bonus (an “Annual Bonus”) under the Company’s annual bonus plan (as in effect from time to time for senior executives) in respect of each fiscal year that ends during the Employment Period, to the extent earned based on performance against performance criteria. The performance criteria for any particular fiscal year shall be determined by the Committee, in good faith, after consultation with the other independent members of the Parent’s Board of Directors, no later than sixty (60) days after the commencement of such fiscal year. The Executive’s target annual bonus opportunity shall be no less than 150% of the Executive’s Base Salary as of the beginning of the applicable fiscal year(the “Target Bonus”) if target levels of performance for that year are achieved, up to a maximum of 300% of the Target Bonus. The Executive’s Annual Bonus for any fiscal year shall be determined by the Committee after the end of such fiscal year and shall be paid to the Executive in the year following the year to which such Annual Bonus relates, at such time during such following year as annual bonuses for the preceding year are paid to other senior executives of the Company generally but, in the case of the Annual Bonus payable to the Executive for 2014 and any subsequent fiscal year by no later than March 15 following the close of the fiscal year for which the bonus is payable.

(c) Sign-On Equity Award. The Executive and each of the Company and Parent acknowledge and agree that (i) the Executive was granted 50,000 shares of Tronox Incorporated restricted common stock under that corporation’s 2010 Management Equity Incentive Plan, and (ii) pursuant to certain subsequently occurring merger transactions in which Tronox Incorporated, the Company and the Parent participated, and a stock split of the Parent’s Class A ordinary shares following such merger transactions, the 50,000 shares of Tronox Incorporated’s restricted common stock so granted have been converted into 250,000 Restricted Shares of the Parent’s Class A ordinary shares (such Restricted Shares, the “Sign-On Equity Award”). The Restricted Shares included in the Sign-On Equity Award vest in full on the third anniversary of the Original Effective Date.

(d) Initial Equity Award. The Executive and each of the Company and Parent acknowledge and agree that (i) the Executive was granted 26,930 shares of Tronox Incorporated restricted common stock under that corporation’s 2010 Management Equity Incentive Plan, and (ii) pursuant to the merger transactions and stock split referred to in Section 4(c) above, the 26,930 shares of Tronox Incorporated’s restricted common stock so granted have been converted into 134,650 Restricted Shares of the Parent’s Class A ordinary shares (such Restricted Shares, the “Initial Equity Award”). The terms and conditions for vesting applicable to the Initial Equity Award are set forth in the terms attached as Exhibit C hereto.

(e) Annual Equity Awards. For the 2015 fiscal year and each fiscal year thereafter that commences during the Employment Period, the Parent shall grant the Executive a number of restricted shares or restricted share units (or, to the extent the Tronox Limited Management Equity Incentive Plan (the “Equity Incentive Plan”) restricts the grant of restricted share units, another form of equity award with an equivalent grant date fair value) under the Equity Incentive Plan with an aggregate grant date fair value equal to not less than $3,000,000, with such number of restricted shares or restricted share units (or equivalent award) to be calculated based upon the volume-weighted average closing price at which the Parent’s Class A ordinary shares were traded on the New York Stock Exchange over the thirty (30)-day period preceding the date of grant (the “Annual Equity Award”). For the 2015 fiscal year and for each fiscal year thereafter that commences during the Employment Period, the Parent shall grant the Annual Equity Award to the Executive on the date that is the earlier of (x) the date on which the Parent makes equity grants to the Company’s other executive officers for the applicable fiscal year, and (y) the last business day of March of such fiscal year. The terms and conditions applicable to any Annual Equity Award shall be determined by the Committee in accordance with the Equity Incentive Plan.

(f) Vacation; Benefits. During the Employment Period, the Executive shall be entitled to five (5) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the applicable policies of the Company, which shall be accrued and used in accordance with such policies. During the Employment Period, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to the Executive hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. The foregoing, however, shall not be construed to require the Company to establish any such plans or to prevent the modification or termination of such plans once established.

(g) Legal Fees. Upon presentation of appropriate documentation, the Company shall pay the Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement, up to a maximum of $50,000 which shall be paid within thirty (30) days following the date of this Agreement.

5. Expenses. The Company shall reimburse the Executive promptly for all expenses reasonably incurred by the Executive in the performance of his duties in accordance with policies which may be adopted from time to time by the Company following presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

6. Confidentiality, Non-Disclosure and Non-Competition Agreement. The Company and the Executive acknowledge and agree that during the Executive’s employment with the Company, the Executive will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the affairs and business of the Company and the Company Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and the Company Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Company and the Company Affiliates:

(a) Non-Disclosure. During and after the Executive’s employment with the Company, the Executive will not knowingly use, disclose, copy or transfer any Confidential Information other than as authorized in writing by the Company or within the scope of the Executive’s duties with the Company as determined reasonably and in good faith by the Executive. Anything herein to the contrary notwithstanding, the provisions of this Section 6(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information, provided that prior to any such disclosure the Executive shall provide the Company with reasonable notice of the requirements to disclose and an opportunity to object to such disclosure and the Executive shall cooperate with the Company at the Company’s sole expense in filing such objection; or (ii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 6(a).

(b) Materials. The Executive will use Confidential Information only for normal and customary use in the Company’s business, as determined reasonably and in good faith by the Company. The Executive will return to the Company all Confidential Information and copies thereof and all other property of the Company or any Company Affiliate at any time upon the request of the Company and in any event promptly after termination of Executive’s employment. The Executive agrees to identify and return to the Company any copies of any Confidential Information after the Executive ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section 6 shall prevent the Executive from retaining a home computer (provided all Confidential Information has been removed), papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, information that may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.

(c) No Solicitation or Hiring of Employees. During the Non-Compete Period, the Executive shall not solicit, entice, persuade or induce any individual who is employed by the Company or the Company Affiliates (or who was so employed within six (6) months prior to the Executive’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or the Company Affiliates, and the Executive shall not hire, directly or indirectly, for himself or any other person, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Company agrees that (i) the Executive’s responding to an unsolicited request from any former employee of the Company for advice on employment matters; and (ii) the Executive’s responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee, shall not be deemed a violation of this Section 6(c); in each case, to the extent the Executive does not encourage the former employee to become employed by a company or business that employs the Executive or with which the Executive is otherwise associated (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise).

(d)	Non-Competition.

(i)

During the Non-Compete Period, the Executive shall not, directly or indirectly, (A) solicit, service, or assist any other individual, person, firm or other entity in soliciting or servicing any Customer for the purpose of providing and/or selling any products that are provided and/or sold by the Company or its subsidiaries, or performing any services that are performed by the Company or its subsidiaries, (B) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between the Company or its subsidiaries and any Customer or (C) associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor, director or otherwise) with any Competitive Enterprise; provided, however, that Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his direct holdings in any such entity shall not in the aggregate constitute more than one percent (1%) of the voting power of such entity. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.

(ii)	If the restrictions contained in Section 6(d)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 6(d)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

(e) Conflicting Obligations and Rights. The Executive agrees to inform the Company of any apparent conflicts between the Executive’s work for the Company and any obligations the Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Company’s behalf. The Company shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

(f) Enforcement. The Executive acknowledges that in the event of any breach of this Section 6, the business interests of the Company and the Company Affiliates will be irreparably injured, the full extent of the damages to the Company and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and the Company Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company’s right to enforce any other requirements or provisions of this Agreement. The Executive agrees that each of the Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement.

7. Mutual Non-Disparagement. During the Employment Period and for the two year period following the Date of Termination, the Executive agrees not to make public statements or communications that disparage the Company or any of the Company Affiliates, their businesses, services, products or their affiliates or their current, former or future directors or executive officers (in their capacity as such), or with respect to any current or former director or executive officer or shareholder of the Company or any of the Company Affiliates (in their capacity as such). During the Employment Period and for the two year period following Date of Termination, the Company, for itself and each of the Company Affiliates, and the Parent, for itself and each of the Parents’ subsidiaries and affiliates, agree that none of them shall, and that each of them shall instruct its directors, executive officers and employees to not, make public statements or communications that disparage the Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

8. Termination of Employment.

(a) Permitted Terminations. The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(i)	Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(ii)	By the Company. The Company may terminate the Executive’s employment:

(A)	Disability. For Disability; or

(B)	Cause. For Cause or without Cause.

(iii)	By the Executive. The Executive may terminate his employment for any reason or for no reason by giving thirty (30) days advance Notice of Termination to the Company (or in the event of a termination for Good Reason, the notice required Section 9(d) hereof).

(b) Termination. Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Termination of the Executive’s employment shall take effect on the Date of Termination.

(c) Effect of Termination. Upon any termination of the Executive’s employment with the Company, and its subsidiaries, the Executive shall resign from, and shall be considered to have simultaneously resigned from, all positions with the Company and all of its subsidiaries.

9. Compensation Upon Termination.

(a) Death. If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death pursuant to Section 8(a)(i), the Employment Period shall terminate without further notice or any action required by the Company or the Executive’s estate or other legal representative. Upon the Executive’s death, the Company shall pay or provide to the Executive’s estate or other legal representative (i) all Accrued Benefits, (ii) the Pro Rata Bonus, (iii) vesting of all Equity Based Incentive Compensation, as set forth in Section 9(j), and (iv) COBRA Coverage Benefits.

(b) Disability. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), the Company shall pay or provide to the Executive (i) all Accrued Benefits, (ii) the Pro-Rata Bonus, (iii) vesting of all Equity Based Incentive Compensation, as set forth in Section 9(j), and (iv) COBRA Coverage Benefits.

(c) Termination by the Company for Cause or by the Executive without Good Reason. If, during the Employment Period, the Company terminates the Executive’s employment for Cause pursuant to Section 8(a)(ii)(B) or the Executive terminates his employment without Good Reason, the Company shall pay to the Executive all Accrued Benefits.

(d) Termination by the Company without Cause or by the Executive for Good Reason Prior to a Change in Control. If, during the Employment Period, prior to a Change in Control, the Company terminates the Executive’s employment other than for Cause, death or Disability or if the Executive terminates his employment for Good Reason, the Company shall pay or provide the Executive (or the Executive’s estate or other legal representative, if the Executive dies after such termination but before receiving such amount) (A) all Accrued Benefits; (B) the Pro-Rata Bonus; (C) an amount equal to the product of (x) two (2) and (y) the sum of the Executive’s (I) Base Salary, and (II) Target Bonus, payable in equal installments paid at the same time as normal payroll payments are made for the twelve (12) month period following the Date of Termination, with such payments to commence on the first payroll date following the execution (and non-revocation) by the Executive of the release of claims described in Section 9(f), subject to Section 9(h); (D) vesting of all Equity Based Incentive Compensation, as set forth in Section 9(j) and (E) COBRA Coverage Benefits.

(e) Termination by the Company without Cause or by the Executive for Good Reason in Connection with a Change in Control.

(i)	If, during the Employment Period, upon, or within twelve (12) months following, the date of consummation of a Change in Control, the Company terminates the Executive’s employment other than for Cause, death or Disability or if the Executive terminates his employment for Good Reason, (A) the Company shall pay or provide the Executive (or the Executive’s estate, if the Executive dies after such termination but before receiving such amount) (W) all Accrued Benefits; (X) the Pro-Rata Bonus; (Y) an amount equal to the product of (I) three (3) and (II) the sum of the Executive’s (i) Base Salary, and (ii) Target Bonus, payable in equal installments paid at the same time as normal payroll payments are made for the twelve (12) month period following the Date of Termination, with such payments to commence on the first payroll date following the execution (and non-revocation) by the Executive of the release of claims described in Section 9(f), subject to Section 9(h); and (Z) vesting of all Equity Based Incentive Compensation, as set forth in Section 9(j), and (B) COBRA Coverage Benefits.

(ii)	If, during the Employment Period, (A) the Company terminates the Executive’s employment other than for Cause, death or Disability, or (B) the Executive terminates his employment for Good Reason, within the period that

I.	commences six (6) months prior to the signing of an agreement intended to effect a Change in Control (“Change in Control Agreement”) and

II.	ends upon the consummation of the Change in Control, and as a result of such termination, the Executive becomes entitled to the payments and benefits under Section 9(d), then, in addition to such payments and benefits, the Company shall also pay to the Executive (or to his estate or other legal representative if he has died after such termination but before receiving all of the payments to be made under this Section 9(e)(ii)) an additional amount equal to the product of (A) one and (B) the sum of the Executive’s (I) Base Salary and (II) Target Bonus. Such additional amount shall become payable in equal installments paid at the same time as normal payroll payments are made for the twelve (12) month period following (y) the Date of Termination or, if later, (z) the signing of the Change in Control Agreement.

(f) Release. As a condition of receiving any and all amounts payable and benefits or additional rights provided pursuant to this Section 9 beyond the Accrued Benefits, the Executive must execute and deliver to the Company and not revoke a mutual release of claims in substantially the form attached as Exhibit A hereto. Such release must be executed and delivered (and no longer be subject to revocation, if applicable) within sixty (60) days following the Executive’s Date of Termination. The Company shall deliver to the Executive the appropriate form of mutual release of claims for the Executive to execute within five (5) business days following the Date of Termination and shall execute the release and return a copy of the executed release within five (5) days following receipt of the mutual release executed by the Executive. In the event of the Executive’s death prior to his execution and delivery of this Release, references to the Executive in this Section 9(f) shall be references to the Executive’s estate or other legal representative.

(g) Liquidated Damages. The parties acknowledge and agree that the damages that will result to the Executive for termination by the Company of the Executive’s employment without Cause or by the Executive for Good Reason shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to the Executive under Section 9(d) and Section 9(e) shall constitute liquidated damages for any such termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan or compensation arrangement (including equity-related awards), such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of any such termination of his employment.

(h) Certain Payment Delays. Notwithstanding anything to the contrary set forth herein, to the extent that the payment of any amount described in Section 9(d) or 9(e) constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 23 hereof) after taking into account all exclusions applicable to such payment under Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(i) No Offset. In the event of termination of his employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company or the Company Affiliates may have against the Executive for any reason.

(j) Vesting of Equity Based Incentive Compensation in Certain Circumstances.

(i) Termination of Employment. If the Executive’s employment is terminated as a result of the Executive’s death, Disability or Retirement (as defined in Section 24(n)) or if the Company terminates the Executive’s employment other than for Cause or the Executive terminates his employment for Good Reason, then

(A)	all of the Executive’s Equity Based Incentive Compensation including, without limitation, any Restricted Share, RSU or Share Option that is subject to time-based vesting criteria, to the extent not already vested, shall vest in full as of the Executive’s Date of Termination;

(B)	any Non-Qualified Share Option (as defined in the Equity Incentive Plan) that so vests, or which had become vested prior to, and to the extent it is still exercisable as of the Date of Termination, shall be exercisable by the Executive (or, in the case of his death, by the legal representative of the Executive’s estate) at any time within the one year period from the Date of Termination, but in no event beyond the expiration of the stated term of the Option; provided, however, if the Executive dies within such exercise period, the Option may thereafter be exercised by the legal representative of the Executive’s estate for a period of one year from the date of such death but in no event beyond the expiration of the stated term of the Option; and

(C)	each of the Executive’s Equity Based Incentive Compensation Awards that are subject to performance-based vesting criteria, to the extent not already vested shall vest as follows: (I) if the Executive’s employment is terminated as a result of the Executive’s death, Disability or Retirement, each such Award shall vest in full as of the Date of Termination as if all applicable vesting criteria had been met at target levels and (II) if the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, a pro-rata portion of each such Award shall vest as of the Date of Termination as if all applicable vesting criteria had been met at target levels with the exception of the performance-based portion (70%) of the Initial Equity Award, the vesting of which shall be based on actual achievement of performance targets at the end of the 3-year performance period. This pro-rata portion shall be determined by multiplying the total number of shares granted under the Award that are subject to performance-based vesting criteria by a fraction, the numerator of which is the number of days that have elapsed beginning on the grant date of the Award and ending on the Date of Termination and the denominator of which is the number of days in the original performance period of the Award. Anything herein to the contrary notwithstanding, the Committee may, in its sole discretion, vest a portion of the shares subject to such Award that is greater than the pro-rata portion.

(ii) Change in Control. In the event a Change in Control occurs during the Employment Period or thereafter during any period in which the Executive is protected under Section 9(e)(ii), any Equity Based Incentive Compensation not previously vested shall immediately become vested upon such Change in Control. The vesting of performance-based awards as described in the preceding sentence shall occur as if all applicable performance vesting criteria had been met at target levels. If a termination of employment occurs that is covered under Section 9(d), the vesting of any portion of any Equity Based Incentive Compensation that is not vested prior to, or as a result of, such termination shall be suspended until the expiration of the period, following such termination, that is described in the first sentence of this Section 9(j)(ii) (such period, the “Suspension Period”). If no Change in Control has been consummated on or before the date on which the Suspension Period expires, the unvested portion of any Equity Based Incentive Compensation described in the preceding sentence shall be forfeited as of such expiration date. If the Suspension Period ends upon the consummation of a Change in Control, the unvested portion of any Equity Based Incentive Compensation described in the second preceding sentence shall become vested as provided in the first two sentences of this Section 9(j)(ii).

For purposes of this Agreement, “Equity Based Incentive Compensation” shall mean any Annual Equity Award and all other awards of restricted shares, restricted share units, share options and other equity-based incentive compensation granted to the Executive under the

Tronox Incorporated 2010 Management Equity Incentive Plan, the Equity Incentive Plan or any successor plan or plans. The vesting of Equity Based Incentive Compensation set forth in this Section 9(j) shall apply to all Equity Based Incentive Compensation awards granted to the Executive on or after the Original Effective Date, and the terms of the Award Agreements entered into between the Parent and the Executive evidencing the awards so granted shall be consistent with the provisions of this Section 9(j). In the event the Executive in the future receives any award of non-equity based incentive compensation, such award shall be subject to vesting on termination of Employment on the same basis as would apply if such award were Equity Based Incentive Compensation subject to this Section 9(j). Any cash-based or equity based incentive compensation award other than any share option award that becomes vested pursuant to this Section 9(j) shall be paid or settled as soon as administratively practicable after, but in any event by no later than thirty (30) days following, (A) the Date of Termination or (B), in the case of the Initial Equity Award, September 30, 2014 or, if earlier, the Date of Termination, subject, however, in any case where payment is otherwise to be made upon termination, to delay pursuant to Section 9(h) above if and to the extent that the payment or settlement of any such award upon the Executive’s termination constitutes “nonqualified deferred compensation” for purposes of Code Section 409A after taking into account all exclusions applicable to such payment under Code Section 409A. If there is a conflict between the terms of any agreement, plan or other document and the terms of this Agreement, the terms of this Agreement shall control.

(k) Satisfaction of Obligations. Anything herein to the contrary notwithstanding, upon satisfaction of their respective applicable obligations as set forth in this Section 9, the Company, and the Parent, shall have no further obligations to the Executive under this Agreement, except as set forth in Section 13. Notwithstanding the foregoing, nothing in this Agreement shall reduce, or deprive the Executive of , his entitlements under applicable compensation and benefit plans agreements or other arrangements of the Company. In the event of the Executive’s death after his termination of employment but prior to his receiving, in full, the payments or other benefits to which he is entitled hereunder, his estate or other legal representative shall succeed to such entitlements.

(l) Excess Parachute Payment Provisions. Notwithstanding any other provision of this Agreement, any other agreement between Executive and the Company or the Parent or any of their affiliates, or any plan maintained by the Company or the Parent or any of their affiliates pursuant to which the Executive is entitled to any compensation or benefits, in the event that the Parent undergoes a “280G Change in Control” (as defined in Paragraph 5(a) of Exhibit B hereto) the provisions set forth in Exhibit B shall apply.

10. Indemnification.

(a)

During the Employment Period and thereafter, the Company agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with a Company Affiliate or other entity at the request of the Company, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expenses upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company. During the Employment Period and thereafter, the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive’s right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with the Executive’s separate defense.

(b)

During the Employment Period and thereafter, the Parent agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee of the Parent or, as the case may be, of the Company or the Executive’s service in any such capacity or similar capacity with any Affiliate, including any other subsidiary of the Parent or any other entity at the request of the Parent, or the Company, both prior to and after the Effective date. The Parent’s indemnification of the Executive under this Section 10(b) shall be provided under the same terms as applicable to the indemnification of the Executive provided by the Company under Section 10(a) above except that the circumstances and terms shall include the Parent and any subsidiary or Affiliate of the Parent on the same basis as if Section 10(a) applied directly to the Parent. For the sake of clarity, each reference to the “Company” in Section 10(a) shall be deemed to refer to the “Parent” for purposes of the Parent’s indemnification of the Executive under this Section 10(b).

(c)	This Section 10 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

11. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(i)	If to the Company:

Tronox LLC

Suite 1100

263 Tresser Blvd

Stamford, CT 06901

Attention: General Counsel

(ii)	If to the Executive:

Address last shown on the Company’s records.

(iii)	If to the Parent:

Tronox Limited

Suite 1100

263 Tresser Blvd

Stamford, CT 06901

Attention: General Counsel

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement, including, without limitation, Section 6, shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

13. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 4, 5, 6, 7, 9, 10, 11, 12, 14, 15, 16, 18, 19, 20, 22, and 23 hereof and this Section 13 (including the provisions of any Exhibit referred to in any such Sections) shall survive the termination of employment of the Executive. In addition, all obligations of the Company or the Parent to make payments or settle equity awards granted hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

14. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, or the trustees of any trusts established under the Executive’s will or by the executive during his lifetime, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company and the Parent hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or the Parent, or similar transaction involving the Company or the Parent or a successor to either of them. Unless provided by applicable law, the Parent and the Company shall require any successor to the Parent or the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Parent and the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets and “Parent” shall mean the Parent and any successor to its business and/or assets, each of which assumes and agrees to perform the duties and obligations of the Company and the Parent (as applicable) under this Agreement by operation of law or otherwise, including, without limitation, any assumption or assignment agreed upon in connection with the transactions contemplated by the Transaction Agreement by and among Tronox Incorporated, Tronox Limited, Concordia Acquisition Corporation, Exxaro Resources Limited, Exxaro Holdings Sands (Proprietary) Limited and Exxaro International BV, dated as of September 25, 2011, as amended from time to time.

15. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

16. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

17. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

18. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

19. Dispute Resolution.

(a) Arbitration. In the event of any dispute between the parties, including but not limited to any claims arising from or related to this Agreement or the termination of this Agreement, any claims related to Executive’s employment or the termination of the Executive’s employment, or any claims arising under the state and federal laws governing employment (including without limitation discrimination claims), such dispute will be determined, upon the written request of either party, by binding arbitration under the auspices of and pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association. Such arbitration shall be conducted in Stamford, Connecticut before a single arbitrator. The arbitrator will have no power to add to, subtract from, or modify any of the terms of this Agreement except that a provision otherwise invalid, illegal or unenforceable shall be modified or subtracted from to the least extent necessary to make it valid, legal and enforceable. The decision of the arbitrator shall be final and may be enforced by any court of competent jurisdiction, and both parties hereto consent to the personal jurisdiction of the state and federal courts of Connecticut for such purposes. Notwithstanding the foregoing, the Company shall be entitled to seek injunctive relief against the Executive in the state and federal courts of Connecticut for any breach or threatened breach of any provisions of this Agreement. The Company shall pay all legal costs, its own and the Executive’s, including attorneys’ fees and other costs related to the arbitration, except to the extent the Executive’s own legal costs relate to issues on which the Executive loses in the arbitration and the arbitrator determines the portion of the Executive’s legal costs that are allocable to such issues. There shall be no exception unless the arbitrator furnishes the Executive his written decision as to such allocation of the Executive’s own legal costs within ten (10) business days following his decision in the arbitration.

(b) Court Proceeding. Each of the parties agrees that any dispute between the parties in respect of which resolution by a court of any issue is required either (i) in accordance with the provisions of Section 19(a) or (ii) for the purpose of the recognition and enforcement of any judgment by the arbitrator, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (A) submits in any proceeding permitting a Court determination in accordance with the provisions of Section 19(a) (a “Proceeding”) to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (B) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company or the Parent may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (C) waives all right to trial by jury in any Proceeding, (D) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s or the Parent’s address as provided in Section 11 hereof, and (E) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

20. Entire Agreement. This Agreement, together with the Prior Agreement as modified herein, and all other agreements and plans referred to herein including agreements evidencing or amending awards granted under such plans, to the extent not inconsistent with any term set forth therein, constitute the entire understanding of the Company and the Parent, on the one hand, and the Executive, on the other hand, with respect to the subject matter hereof and supersedes all other prior understandings, written or oral, concerning such subject matter.

21. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

22. Withholding. The Company may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

23. Section 409A.

(a)

The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Specifically, if any provision of this Agreement is ambiguous, such that one interpretation of the provision would comply with Code Section 409A and another interpretation would result in a failure to comply with any applicable requirement under Code Section 409A, the parties intend that the interpretation that complies with Code Section 409A shall be the one that governs. To the extent permitted under Code Section 409A, this Agreement, and the terms of any Plan (as defined in Section 23(f) below) to the extent they relate to the Executive’s entitlements thereunder, shall be modified, either as reasonably requested by the Executive, or as the Company may propose (or with respect to any Plan maintained by it, as the Parent may propose) with the Executive’s consent, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest or penalties under, Code Section 409A in connection with the payments and benefits to be paid or provided to the Executive hereunder or under such Plan. To the extent that any provision hereof , or of any Plan, is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b)	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A (after taking into account all exclusions applicable to such payment or benefit under Code Section 409A) and that is payable or to be provided to the Executive on account of his “separation from service,” such payment or benefit shall be made or provided at the date which is the earliest to occur of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service, (ii) the date of the Executive’s death, or (iii) such earlier date as may be permitted under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 23(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)	To the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement (including, without limitation, under Exhibit B hereto) constitute “nonqualified deferred compensation” for purposes of Code Section 409A (after taking into account all exclusions applicable to such reimbursements or benefits under Code Section 409A): (i) reimbursement of any such expense shall be made as soon as practicable after such expense has been incurred, but any event no later than December 31 of the year following the year in which the Executive incurs such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(d)	For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)	Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(f)	For purposes of the foregoing, the term “Plan” shall mean any plan, program, agreement (other than this Agreement) or other arrangement maintained by the Company, the Parent or any other Company Affiliate that is a “nonqualified deferred compensation plan” within the meaning of Code section 409A and under which any payments or benefits are to be made or provided to the Executive, to the extent they constitute a deferral of compensation subject to the requirements of Code Section 409A after taking into account all exclusions applicable to such payments or benefits under Code Section 409A.

24. Definitions.

(a) “Accrued Benefits” means (i) any unpaid Base Salary, (ii) any earned but unpaid Annual Bonus or Annual Equity Award, and any other earned and vested but unpaid cash-based or equity-based incentive compensation award, together with any dividends or Dividend Equivalent Payments (as defined in the Equity Incentive Plan) payable but not yet paid with respect to any such award that is a Share Award (as defined in the Equity Incentive Plan) ; (iii) any accrued and unpaid vacation and/or sick days; (iv) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company (excluding any severance plan, program, agreement or arrangement); and (v) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 5. Amounts payable under (A) clauses (i), (ii) and (iii) shall be paid promptly after the Date of Termination but in any event by no later than thirty (30) days after such date; (B) clause (iv) shall be paid in accordance with the terms and conditions of the applicable plan, program or arrangement; and (C) clause (v) shall be paid in accordance with the terms of the applicable expense policy but in any event by no later than the time for payment of the reimbursement required pursuant to Section 23(c)(i) above.

(b) “Cause” means (i) the Executive’s conviction of, or plea of nolo contendere to, a felony; (ii) the Executive’s continued failure to substantially perform the Executive’s material duties hereunder (other than due to a mental or physical impairment) after receipt of written notice from the Company that specifically identifies the manner in which the Executive has substantially failed to perform the Executive’s material duties and specifies the manner in which the Executive may substantially perform his material duties in the future; (iii) an act of fraud or gross or willful material misconduct by the Executive; or (iv) the Executive’s material breach of Section 6. Anything herein to the contrary notwithstanding, the Executive shall not be terminated for “Cause” hereunder unless (A) written notice stating the basis for the termination is provided to the Executive and (B) as to clauses (ii) or (iv) of this paragraph, he is given fifteen (15) days to cure the neglect or conduct that is the basis of such claim, to the extent curable, and fails to cure such neglect or conduct prior to the expiration of such cure period.

(c) “Change in Control” means a Change in Control as that term is defined in the Equity Incentive Plan.

(d) “COBRA Coverage Benefits” shall mean continued coverage for the Executive and his dependents under the Company’s group health care benefit plans for a period of eighteen (18) months following his Date of Termination, with the Executive (or in the event of the Executive’s death , his dependents) paying the same portion of the total cost of such coverage that the Company’s active employees are required to pay for such coverage, and the Company paying for that portion of such total cost as exceeds the portion paid for by the Executive. The COBRA Coverage Benefits shall be provided to the Executive or his dependents subject to (A) the Executive’s (or in the event of the Executive’s death, his dependent’s) making a timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and remaining eligible for COBRA coverage during such period, and (B) the Executive’s (or in the event of the Executive’s death, his dependent’s) continued payment of the portion of the total cost of such coverage required to be paid by the Executive as provided in the preceding sentence. The COBRA Coverage Benefits shall immediately cease to be provided hereunder on the date on which the Executive commences to receive equivalent health care benefit coverage under health care plans of any subsequent employer of the Executive. If and to the extent necessary in order for the Executive to avoid being subject to tax under section 105(h) of the Internal Revenue Code on any payment or reimbursement of any health care expenses made to him or for his benefit pursuant to Section 9 the Company shall impute as taxable income to the Executive an amount equal to the excess of (i) the full actuarial cost of the health care benefit coverages provided to him and his dependents under Section 9 over (ii) the portion of such total cost paid for by the Executive or his dependents for each period during which such coverages are provided.

(e) “Company Affiliate” means any entity controlled by, in control of, or under common control with, the Company.

(f) “Competitive Enterprise” means (i) a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in competition with the Company or its subsidiaries during the time the Executive was employed by the Company or its subsidiaries, and does business (the “Company’s Business”) (a) in the United States of America, (b) any other country where the Company or its subsidiaries operates facilities or sells products, but only if the Executive had operational, financial reporting, marketing or other responsibility or oversight for the facility or business in the respective country. Notwithstanding the foregoing, in the event a business enterprise has one or more lines of business that do not involve the Company’s Business, the Executive shall be permitted to associate with such business enterprise if, and only if, the Executive does not participate in, or have supervisory authority with respect to, any line of business involving the Company’s Business.

(g) “Confidential Information” means all non-public information concerning trade secrets, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company or the Company Affiliates. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive’s employment with the Company, information publicly available or generally known within the industry or trade in which the Company competes and information or knowledge possessed by the Executive prior to his employment by the Company, shall not be considered Confidential Information.

(h) “Customer” means any person, firm, corporation or other entity whatsoever to whom the Company or its subsidiaries provided services or sold any products to within a twelve (12)-month period on, before or after the Executive’s Date of Termination.

(i) “Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), thirty (30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty (30)-day period; (iii) if the Executive’s employment is terminated during the Employment Period by the Company pursuant to Section 8(a)(ii)(B) or by the Executive pursuant to Section 8(a)(iii), the date specified in the Notice of Termination; or (v) if the Executive’s employment is terminated upon the expiration of the Employment Period pursuant to Section 1, the last day of the Employment Period.

(j) “Disability” means the inability of the Executive to perform the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity, which is expected to exceed one hundred eighty (180) days (including weekends and holidays) in any three hundred sixty-five (365)-day period, as determined by the Executive’s treating physician in his or her reasonable discretion.

(k) “Good Reason” means (i) any material diminution in the Executive’s titles, duties or authorities; (ii) a material reduction in the Executive’s Base Salary or Target Bonus opportunity or the failure of the Company or the Parent to provide any Annual Equity Award required to be granted to him under Section 4(c) hereof; (iii) a material adverse change in the Executive’s reporting responsibilities to the Board; (iv) the assignment of duties substantially inconsistent with the Executive’s status as the Chief Executive Officer of the Company and of the Parent; (v) any other material breach of this Agreement; or (vi) the failure of the Company or the Parent to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company, or the Parent, after a merger, consolidation, sale or similar transaction in which its obligations under this Agreement are not assumed by operation of law. In order to invoke a termination for Good Reason, (A) the Executive must provide written notice to the Company or the Parent within ninety (90) days after the occurrence of any event of “Good Reason,” (B) the Company must fail to cure such event within thirty (30) days after such notice has been given to it, and (C) the Executive must terminate employment within thirty (30) days following the expiration of the Company’s cure period under clause (B).

(l) “Non-Compete Period” means the period commencing on the Original Effective Date and ending twelve (12) months after the Executive’s Date of Termination.

(m) “Pro-Rata Bonus” shall mean a pro-rata portion of the Executive’s Annual Bonus for the fiscal year in which the Executive’s termination occurs based on the Target Bonus for such year (such pro-ration to be determined by multiplying the amount of such bonus which would be payable to the Executive if he had remained in employment with the Company for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive was employed by the Company, and the denominator of which is 365), which shall be payable by the Company to the Executive (or in the event of his death, to his estate or legal representatives) as soon as administratively practicable after, but in no event later than, thirty (30) days following, the Date of Termination.

(n) “Retirement” shall mean a termination, other than a termination for Cause, at or after age 65 or such earlier date after age 50 as may be approved by the Committee (as that term is defined in the Equity Incentive Plan), in its discretion, with regard to the Executive.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf, as of the Effective Date.

TRONOX LLC

By:	/s/ Katherine C. Harper
Name:	Katherine C. Harper
Title:	Vice President and Chief Financial Officer

TRONOX LIMITED

By:	/s/ Richard L. Muglia
Name:	Richard L. Muglia
Title:	Senior Vice President and General Counsel

EXECUTIVE

/s/ Thomas J. Casey
Thomas J. Casey

Guarantee

The undersigned guarantees performance by Tronox LLC of Tronox LLC’s obligations under this Agreement.

TRONOX LIMITED

By:	/s/ Richard L. Muglia
Name:	Richard L. Muglia
Title:	Senior Vice President and General Counsel

Employment Agreement Signature Page

EXHIBIT A

Mutual Release

For good and valuable consideration, including the rights and obligations contained in the Amended and Restated Employment Agreement dated as of August     , 2014 between and among Thomas J. Casey (the “Executive”), Tronox LLC and Tronox Limited (the “Employment Agreement”), the Executive, Tronox LLC and Tronox Limited (together with Tronox LLC’s and Tronox Limited’s subsidiaries, the “Company”) agree as follows:

1. The Executive, on behalf of himself and his dependents, heirs, administrators, agents, executors, successors and assigns (together with the Executive, the “Executive Releasees”), does hereby irrevocably and unconditionally release, waive and forever discharge the Company and its affiliates and the Company’s past and present parents, subsidiaries, affiliated corporations, partnerships, joint ventures, and their successors and assigns (together with the Company, “Company Affiliates”) and all of the Company’s past and present shareholders, directors, officers, employees, agents and their successors and assigns (but as to any such person only in connection with, or in relationship to, his or its capacity as a shareholder, director, officer, employee or agent of the Company and not in connection with or in relationship to his or its personal capacity unrelated to the Company) ( together with the Company Affiliates, collectively, the “Company Releasees”), from any and all actions, claims, demands, obligations, liabilities, attorneys’ fees and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether known or unknown, whether past or present, arising from the Executive’s employment, or termination of employment, with the Company, that the Executive had or may have had or now has against any Company Releasees as of the Release Date (the “Claims”), including, but not limited to, any action, claim, demand, obligation, liability or cause of action arising under any Federal, state, or local law (including, but not limited to, Title VII or the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Equal Pay Act, the Americans with Disabilities Act of 1990, the National Labor Relations Act, the Fair Labor Standards Act of 1938, the Workers Adjustment and Refraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended (other than any claim for vested benefits), the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers’ Benefit Protection Act of 1990, the Consolidated Omnibus Budget Reconciliation Act of 1985, tort, contract or any alleged violation of any other legal obligation; provided, however, the Executive does not release any of the following Claims:

a. any Claim to payments, benefits or other entitlements, including without limitation under any Company Affiliate compensation or benefit plan, program or other arrangement including without limitation any incentive or deferred compensation plan, any pension plan or benefits under any medical, dental, vision, life insurance or disability insurance plan;

b. any Claim to workers’ compensation or unemployment insurance benefits;

c. any Claim arising from a breach of the Employment Agreement, including any right to enforce the Employment Agreement;

d. any Claim for indemnification in accordance with applicable laws, the applicable constituent documents (including bylaws and certificates of incorporation) of any Company Affiliate, and any applicable insurance policy with respect to any liability the Executive incurs or has incurred as a director, officer or employee of any Company Affiliate;

e. any Claim the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and any Company Affiliate are jointly liable;

f. any Claim that by law may not be released by private agreement without judicial or governmental review and approval; or

g. any Claim that arises after the Release Date (as defined in Section 3.c. below).

2. The Company, on behalf of itself and all other Company Releasees, does hereby irrevocably and unconditionally release, waive and forever discharge, the Executive or any other Executive Releasee from any and all actions, claims, demands, obligations, liabilities, attorneys’ fees and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether known or unknown, whether past or present, arising from the Executive’s employment, or termination of employment, with the Company, that the Company or any other Company Releasee had, may have or could assert against the Executive or any other Executive Releasee, as of the Release Date (the “Company Claims”). These released Company Claims include, but are not limited to, all claims under Federal, state or local law, tort, contract or any other legal obligation; provided, however, the Company does not release any of the following claims:

a. any Company Claim arising from a breach of the Employment Agreement including any right to enforce the Employment Agreement;

b. any Company Claim that by law may not be released; or

c. any Company Claim that arises after the Release Date.

d. The Executive’s failure to sign the Release in accordance with Section 3.c. below shall render this Release null and void.

3. In connection with the signing of this Release:

a. the Executive has had no less than 21 days in which to consider this Release and has been advised to consult an attorney about this Release;

b. the Executive represents that he has read this Release carefully; has had the opportunity to consult with an attorney of the Executive’s own choosing about the Release; understands fully what this Release means; and, is entering into it knowingly, voluntarily, and without coercion;

c. the Executive may not sign and return this Release to the Company earlier than the date of termination of his employment pursuant to the Employment Agreement and must sign and return it no later than 21 days thereafter (such period of time being the “Release Consideration Period”). The date on which the Executive signs and returns this Release is the “Release Date.” The Executive will have an additional 7 days after the Release Date in which to revoke his acceptance (such period of time the “Release Revocation Period”). The Company shall have 30 days after the Release Revocation Period expires without revocation of the Release by the Executive in which to sign and deliver to the Executive the Release and if it fails to do so the Release shall be null and void in its entirety ab initio provided in such circumstances the Executive shall nonetheless be entitled to the payments and benefits set forth in Section 9 of the Employment Agreement on the same basis as if the Release had not been so nullified and voided.

4. The Executive represents that as of the date he has executed this Release he has not assigned to any other party, and agrees not to assign, any Claim released by the Executive herein. In addition, the Executive promises never to file a lawsuit or an arbitration claim against the Company or any other Company Releasee asserting any claim released by any Executive Releasee herein and, to the extent that the Executive has commenced such a proceeding prior to the execution of this Release by the Executive, the Executive agrees to withdraw such proceeding with prejudice on or before the date on which the Executive executes this Release.

5. The Company represents that as of the date it has executed this Release it has not assigned to any other party, and agrees not to assign, any Company Claim released by the Company herein. In addition, the Company promises never to file a lawsuit or an arbitration claim against the Executive or any other Executive Releasee asserting any Company Claim released by any Company Releasee herein and, to the extent that the Company has commenced such a proceeding prior to the execution of this Release by the Company, the Company agrees to withdraw such proceeding with prejudice on or before the date on which the Company executes this Release.

6. Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Release constitutes the complete and entire agreement and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings or arrangements, whether written or oral, between or among any of the parties, in each case concerning the subject matter hereof.

7. This Release may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8. This Release shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without reference to principles of conflicts of law.

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IN WITNESS WHEREOF, the Executive and the Company have executed this Release each as of the date indicated below.

AGREED AND EXECUTED:

THOMAS J. CASEY

Dated: , 20
TRONOX LLC

Dated: , 20
Name:
Title:

TRONOX LIMITED

Dated: , 20	Name:
Title:

EXHIBIT B

Excess Parachute Payment Provisions

This Exhibit B sets forth the terms and provisions applicable to the Executive pursuant to the provisions of Section 9(m) of the Amended and Restated Employment Agreement to which it is attached (the “Agreement”) in the event that the Parent undergoes a 280G Change in Control (as defined in Paragraph 5(a) below). Capitalized terms used without definition in this Exhibit B shall have the meanings set forth in the Agreement.

1. Except as otherwise provided in Paragraph 2 below, if it is determined in accordance with Paragraph 4 below that any portion of the Payments (as defined in Paragraph 5(b) below) that otherwise would be paid or provided to the Executive or for his benefit in connection with the 280G Change in Control would be subject to the excise tax imposed under section 4999 of the Code (“Excise Tax”), then such Payments shall be reduced by the smallest amount necessary in order for no portion of the Executive’s total Payments to be subject to the Excise Tax.

2. No reduction in any of the Executive’s Payments shall be made pursuant to Paragraph 1 above if the After Tax Amount of the Payments payable to him without such reduction would exceed the After Tax Amount of the reduced Payments payable to him in accordance with Paragraph 1 above. For purposes of the foregoing, (i) the “After Tax Amount” of the Executive’s Payments, as computed with, and as computed without, the reduction provided for under Paragraph 1, shall mean the amount of the Payments, as so computed, that the Executive would retain after payment of all taxes (including without limitation any federal, state or local income taxes, the Excise Tax or any other excise taxes, any employment, social security or Medicare taxes, and any other taxes) imposed with respect to such Payments in the year or years in which payable; and (ii) the amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.

3. Any reduction in the Executive’s Payments required to be made pursuant to Paragraph 1 above (the “Required Reduction”) shall be made as follows: first, any outstanding performance-based cash or equity incentive awards the performance periods for which had not ended, and the performance goals for which had not been attained, prior to the occurrence of the 280G Change in Control, to the extent such awards are treated as Payments as defined in Paragraph 5(b) below, shall be reduced, by cancellation of the acceleration of the vesting and time of payment of such awards; second, any severance payments or benefits, or any other Payments the full amounts of which are treated as contingent on the 280G Change in Control pursuant to paragraph (a) of Treas. Reg. §1.280G-l, Q/A 24 shall be reduced; and third, any cash or equity awards, or nonqualified deferred compensation amounts, that vest solely based on the Executive’s continued service with the Company, and that pursuant to paragraph (c) of Treas. Reg. § 1.280G-l, Q/A 24 are treated as contingent on the 280G Change in Control because they become vested as a result of the 280G Change in Control, shall be reduced, by canceling the acceleration of their vesting. In each case, the amounts described in clauses first, second and third of the preceding sentence, (x) shall be reduced only to the extent of the portion thereof, if any, that is treated as contingent on the 280G Change in Control under the regulations issued under Code section 280G, (y) shall be reduced in the inverse order of their originally scheduled dates of payments or vesting, as applicable, and (z) shall be so reduced only to the extent necessary to achieve the Required Reduction.

4. A determination as to whether any reduction in the Executive’s Payments is required pursuant to Paragraph 1 above, and if so, as to which Payments are to be reduced and the amount of the reduction to be made to any such Payments, shall be made by no later than 30 days prior to the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control, or as soon thereafter as administratively practicable. Such determinations, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent auditor (the “Auditor”), all of whose fees and expenses shall be borne and directly paid solely by the Company or the Parent. In making such determinations and assumptions, the Auditor shall take into account whether, and to what extent (if any), such Payments or portions thereof may properly be treated as “reasonable compensation for personal services rendered” by the Executive before, or after, the 280G Change in Control, within the meaning of Code section 280G(b)(4) and the regulations issued thereunder. The Auditor shall be a nationally recognized public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company, the Parent or any of their Company Affiliates. The Auditor shall be jointly selected by the Company or the Parent by the Executive. If the Company or the Parent and the Executive cannot agree on the firm to serve as Auditor, then the Company or the Parent and the Executive shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. The Auditor shall provide a written report of its determinations hereunder, including detailed supporting calculations, both to the Executive and to the Company and the Parent. The determinations made by Auditor hereunder shall be binding upon the Executive and the Company and the Parent.

5. For purposes of this Exhibit B, the following terms shall have the following respective meanings:

(a) “280G Change in Control” shall mean a change in the ownership or effective control of the Parent or in the ownership of a substantial portion of the assets of the Parent, as determined in accordance with section 280G(b)(2) of the Code and the regulations issued thereunder.

(b) “Payment” shall mean any payment or benefit in the nature of compensation that is to be paid or provided to the Executive or for his benefit in connection with a 280G Change in Control (whether under this Agreement or otherwise, including by the entity, or by any affiliate of the entity, whose acquisition of the stock or assets of the Parent, the Company or any of their affiliates constitutes the 280G Change in Control), if the Executive is a “disqualified individual” (as defined in section 280G(c) of the Code) at the time of the 280G Change in Control, to the extent that such payment or benefit is “contingent” on the 280G Change in Control within the meaning of section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder.

EXHIBIT C

Initial Equity Award to vest as follows:

•	Thirty percent (30%) to vest in thirds on each of the first three (3) anniversaries of the Original Effective Date; and

•	Seventy percent (70%) (the “Performance Shares”) will be subject to three (3)-year cliff performance vesting, with fifty percent (50%) of the vesting of the Performance Shares tied to relative shareholder return and fifty percent (50%) of the vesting of the Performance Shares tied to return on invested capital as follows:

•	The fifty percent (50%) of the Performance Shares vesting tied to relative shareholder return will vest in full if the Company’s Three-Year Total Shareholder Return for the three (3)-year period beginning on October 1, 2011 and ending September 30, 2014 equals or exceeds, over the same three (3)-year period, the 50th percentile of the annualized Three-Year Total Shareholder Return of the Peer Group. For the avoidance of doubt, no portion of the Performance Shares tied to relative shareholder return will vest if the Company’s Three-Year Total Shareholder Return is less than the 50th percentile of the annualized Three-Year Total Shareholder Return of the Peer Group. The “Peer Group” shall be as determined by the Human Resources and Compensation Committee of the Board from time to time.

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•	The fifty percent (50%) of the Performance Shares vesting tied to return on invested capital will vest in full if the Company’s Return on Invested Capital over the three (3)-year period beginning October 1, 2011 and ending September 30, 2014 equals or exceeds, over the same three (3)-year period, one hundred percent (100%) of the Company’s annualized Weighted Average Cost of Capital for that three (3)-year period. For the avoidance of doubt, no portion of the Performance Shares tied to return on invested capital will vest if the Company’s Return on Invested Capital over the applicable three (3)-year period is less than one hundred percent (100%) of the Company’s annualized Weighted Average Cost of Capital for such period.

For purposes of this Exhibit C, the foregoing calculations shall be determined in accordance with the following formulas:

Three-Year Total Shareholder Return:

Return on Invested Capital:

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Weighted Average Cost of Capital:

Where:

E = Market Value Of Equity

D = Debt

V = E + D

TC = Corporate Tax Rate

RE = Cost Of Equity (Risk Free Rate + (ß+ Market Risk Premium))

RD = Cost Of Debt (Current YTM)

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